Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES ELECTION OF DIRECTOR

UNION, New Jersey, December 17, 2003 -— Bed Bath & Beyond Inc. today announced the election of Jordan Heller to the Company’s Board of Directors, expanding the Board to ten members.

Mr. Heller is a Managing Director at American Economic Planning Group, where he focuses on comprehensive financial and estate planning for individuals and businesses. Mr. Heller started his career in public accounting, joining Price Waterhouse in 1982. After public accounting, Mr. Heller played a significant role in the public securities markets, specifically the real estate industry. The majority of his 15 years on Wall Street was spent heading the real estate groups in Securities Research at some of the country’s leading investment houses, including Merrill Lynch (10 yrs), Salomon Brothers (2) and CIBC Oppenheimer (2). Mr. Heller’s experience includes securities analysis, financial and economic forecasting/analysis, financial and strategic advisory, capital raising and M&A advisory, among others.

Mr. Heller is a Certified Public Accountant (CPA), a Chartered Financial Analyst (CFA) and a Certified Financial Planner (CFP). In addition, he is a member of the Investment Management Consultants Association, Association for Investment Management and Research and the New York Society of Security Analysts. He obtained his undergraduate degree from Bentley College in Waltham, Massachusetts with a BS in Accountancy, and his MBA from the University of Chicago’s Graduate School of Business.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813